Exhibit 99

Snap-on Reports Fourth-quarter EPS of $0.56 and Full-year 2002 EPS of
$1.81

    KENOSHA, Wis.--Jan. 22, 2003--

 Strong 2002 Cash Flow Benefits from Operational Fitness Initiatives;
              10%-15% Earnings Growth Expected for 2003

    Snap-on Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, announced fourth-quarter and full-year 2002 results.

    -- Net earnings for the fourth quarter of 2002 were $33.1 million, or $0.56 per diluted share, compared with a net loss of $17.4 million, or $0.30 per diluted share, in 2001.
        Excluding special items in both years, fourth-quarter diluted earnings per share were $0.50 in 2002 and $0.52 in 2001.

    -- Net sales were $549.5 million in the fourth quarter of 2002, a 2.8% increase from the $534.6 million in the fourth quarter of 2001. Currency translation had a 2.5% favorable impact on net sales in the quarter.

    -- Net earnings for the full year 2002 were $106.0 million, or $1.81 per diluted share, compared with $19.0 million, or $0.33 per diluted share, in 2001. Excluding special items in both years, full-year diluted earnings per share before cumulative effect of changes in accounting principles were $1.80 in 2002 and $1.84 in 2001.

    -- Net sales for the full year 2002 were $2.109 billion, up 0.6% compared with $2.096 billion in 2001. Currency translation had a 0.8% favorable impact on net sales.

    -- Cash flow from operating activities was $98.3 million in the fourth quarter of 2002 compared with $89.2 million in 2001, and was $224.1 million for full-year 2002, a 36.9% increase compared with $163.7 million for 2001. Free cash flow for 2002 of $178.3 million, which is cash flow from operating activities after capital spending of $45.8 million, substantially exceeded net earnings and was used primarily for the reduction of debt, as well as for payments returned to shareholders in the form of dividends and share repurchases.

    -- Total debt, net of cash, was $342.3 million at year-end 2002, a $58.6 million reduction in the fourth quarter, and down
        $125.6 million year over year. Total net debt to total capital continued to decline to 29.2%, exceeding the company's long-term target level of 30%-35%.

    "Sales and earnings were in line with our most recent outlook," said Dale F. Elliott, chairman and chief executive officer. "Snap-on continues to remain focused on taking actions designed to strengthen our internal processes, realize savings from Operational Fitness initiatives, and build a strong foundation that is expected to lead to improved Profitable Growth."

    Fourth Quarter Results

    For the fourth quarter of 2002, net earnings were $33.1 million, or $0.56 per diluted share, on net sales of $549.5 million compared with a net loss of $17.4 million, or $0.30 per diluted share, on net sales of $534.6 million in 2001. The year-over-year earnings comparison was impacted by the following factors referenced as special items:

    -- Fourth-quarter 2002 results include a $1.3 million net benefit ($0.8 million after tax or $0.01 per share) related to restructuring activities, comprising $5.1 million of charges offset by a $6.4 million reduction of restructuring reserves not utilized. Fourth-quarter 2001 results include $17.2 million of restructuring-related costs ($16.3 million after tax or $0.28 per share), of which $0.2 million is included in cost of goods sold.

    -- Fourth-quarter 2002 results include $4.6 million of net benefit ($3.0 million after tax or $0.05 per share) in operating expenses from the favorable resolution of a patent infringement matter partially offset by a provision for certain contractual matters. The fourth quarter of 2001 included $48.3 million of charges ($31.2 million after tax or $0.54 per share) in operating expenses primarily for costs associated with an unfavorable resolution of a patent arbitration matter.

    Excluding the impact of the above special items in both years, fourth-quarter diluted earnings per share were $0.50 in 2002 and $0.52 in 2001. Savings from restructuring and cost-reduction initiatives, higher net finance income and lower interest expense in 2002 were more than offset by higher spending for new product development and the company's "More Feet on the Street" dealer expansion and enhancement initiative, bad debt expense, and unfavorable manufacturing cost absorption. Also, at the beginning of its 2002 fiscal year, Snap-on ceased amortizing goodwill and certain other intangible assets as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." The adoption of this statement resulted in a favorable year-over-year comparison in the 2002 fourth quarter due to the elimination of $3.8 million ($3.2 million after tax or $0.06 per share) of amortization that was included in 2001 operating expenses.
    Net finance income increased $3.3 million in the fourth quarter of 2002 compared with a year ago. Increased credit originations related to the U.S. dealer business and the effects from a favorable interest-rate environment, together with higher costs in 2001, contributed to the year-over-year gain.
    At year-end 2002, Snap-on's shareholders' equity was reduced by $60.9 million for the excess of accumulated pension benefit obligations over the fair market value of plan assets, of which $57.4 million was recorded in the fourth quarter. This resulted from the combination of lower-than-expected returns on plan investments and a decrease in the discount rate used to calculate pension obligations. Snap-on lowered its assumptions companywide for the future rate of return on plan investments to 8.2% from 9.6% and the discount rate used to calculate pension obligations to 6.7% from 7.4%, effective for 2003. As a result, Snap-on expects 2003 pension expense to increase by approximately $17 million pretax compared with 2002. Snap-on presently expects its required minimum pension plan contribution to be approximately $20 million in 2003, of which $10 million was contributed in January 2003.

    Segment Results for the Fourth Quarter

    In the Snap-on Dealer Group segment, worldwide sales improved sequentially compared with the 2002 third quarter, but decreased 1.9% in the fourth quarter of 2002 compared to prior year. As expected, the continued efforts by Snap-on to improve inventory turns and financial strength of its franchisees had a dampening effect on sales to U.S. dealers. The lower sales also reflect the continued weak market demand for big-ticket diagnostics and equipment sold through the tech rep organization. Partially offsetting these factors was an increase in international dealer sales in Japan, Mexico and the U.K.
    End-user demand for tools remained strong during 2002. The resulting leaner inventory position of its dealers reflects Snap-on's continued focus on enhancing the business proposition for, and the strength of, its franchised dealers under the More Feet on the Street dealer expansion and enhancement initiative. In the quarter, a net increase of 49 dealers was achieved in the United States, primarily through growth of second vans and second franchises, bringing the full-year net increase to 193 dealers, a gain of 4.8%.
    Operating earnings for the Dealer Group segment were $24.1 million compared with $34.0 million a year ago, reflecting the lower sales and its related margin effects, including the impact of lower manufacturing cost absorption, as well as higher bad debt expense and increased costs for the More Feet on the Street program.
    In the Commercial and Industrial Group segment, year-over-year sales increased 10.6% in the 2002 fourth quarter, including an approximate 4% benefit from favorable currency translation. Higher sales were achieved in Snap-on's worldwide industrial tool business and equipment operations, despite the continued weak industrial demand worldwide. The success of innovative new products introduced during the last three years was a key contributor to the gain. Facilitation business sales were essentially flat.
    Operating earnings for the Commercial and Industrial Group segment were $18.9 million, up from $4.7 million in the prior year. Even after excluding the effects of special items and the elimination of goodwill and certain other intangible amortization that affected the comparison between years, these earnings more than doubled, and operating margin increased nearly 300 basis points from the prior year, due to the benefits from restructuring and Operational Fitness activities.
    In the Diagnostics and Information Group segment, sales declined 6.7% year over year in the fourth quarter of 2002, largely reflecting the weak sales of big-ticket products. This was partially offset by the successful introduction of new handheld diagnostic items, increased sales of information products, and higher sales of diagnostic products in Europe following a fourth-quarter relaunch of the Sun(R) brand in that marketplace.
    Operating earnings for the Diagnostics and Information Group segment were $5.7 million in the 2002 fourth quarter compared with $7.8 million in the prior year, reflecting the impact of the lower volume and higher new product development costs.

    Full Year Results

    Net earnings for the full year were $106.0 million, or $1.81 per diluted share, on sales of $2.109 billion compared with $19.0 million, or $0.33 per diluted share, on sales of $2.096 billion in 2001. The year-over-year earnings comparison was impacted by the following special items:

    -- Full-year 2002 results include a charge of $5.1 million ($3.3 million after tax or $0.06 per share) for restructuring-related costs. From its restructuring and other operational actions, Snap-on closed or consolidated 32 facilities worldwide, realized an 8.4% reduction in its global workforce since the second quarter of 2001, and achieved more than $40 million in savings. Of these savings, approximately one-half was reinvested to support new product development and other initiatives for Profitable Growth, while the remainder was offset by the impact of lower volume and higher spending during the year. The 2001 results include $62.0 million in charges for restructuring-related costs ($46.1 million after tax or $0.80 per share), of which $12.6 million is included in cost of goods sold.

    -- Results for 2002 also include a $2.0 million net benefit ($1.3 million after tax or $0.02 per share) in operating expenses. This results from the net $4.6 million benefit recognized in the fourth quarter, partially offset by a $2.6 million charge in the first quarter for the write-down of a receivable related to the closure of auto service centers associated with a major retailer's bankruptcy. The 2001 results include $58.4 million of charges ($39.1 million after tax or $0.67 per share), of which $56.9 million is in operating expenses and $1.5 million is in cost of goods sold. These charges were primarily for costs associated with an unfavorable resolution of a patent arbitration matter.

    Excluding special items in both years, full-year diluted earnings per share, before cumulative effect of changes in accounting principles, were $1.80 in 2002 and $1.84 in 2001. Savings from restructuring and other cost-reduction initiatives, higher net finance income and lower interest expense were more than offset by higher spending for new product development and the company's More Feet on the Street dealer expansion and enhancement initiative, coupled with increased pension and bad debt expense and unfavorable manufacturing cost absorption, which resulted from Snap-on's emphasis on improving inventory turnover. Due to Snap-on's adoption of SFAS No. 142 in 2002, a favorable year-over-year comparison also resulted from the elimination of $15.1 million ($12.7 million after tax or $0.22 per share) of amortization that was included in 2001 operating expenses. Earnings for 2002 include a cumulative effect after-tax net gain of $2.8 million, or $0.05 per share, from the recognition in the 2002 first quarter of negative goodwill as required by SFAS No. 142. Earnings in 2001 include a cumulative effect after-tax loss of $2.5 million, or $0.04 per share, from the first quarter adoption of SFAS No.133.
    Cash flow from operating activities was $224.1 million for the full year 2002 compared with $163.7 million in 2001. Free cash flow of $178.3 million exceeded net earnings and was used primarily to reduce debt. Year over year, net debt decreased $125.6 million or 26.8% from year-end 2001.

    Segment Results for the Full Year

    In the Snap-on Dealer Group segment, worldwide sales increased 0.4% to $1.055 billion in 2002 compared to the prior year. Sales gains in international markets and solid U.S. demand for tools by automotive technicians were offset by weak demand for big-ticket diagnostics and equipment sales through the tech rep organization and the efforts by Snap-on to improve inventory turns of its dealers which, as anticipated, curtailed sales to U.S. dealers.
    Operating earnings for the Dealer Group segment declined to $91.9 million for 2002 from $122.9 million a year ago, reflecting the lower second-half sales volume and its related margin effects, including expenses associated with reducing inventory levels in a slower-than-anticipated sales period, increased costs for the dealer expansion program, and higher pension and bad debt expenses.
    In the Commercial and Industrial Group segment, sales increased 1.2% to $1.028 billion in 2002 compared with the prior year, largely due to favorable currency translation. Weak industrial demand for tools and capital goods led to the generally flat sales performance. Despite the flat sales, Snap-on believes that it strengthened its marketplace penetration in many sectors as a result of new product introductions.
    Operating earnings for the Commercial and Industrial Group segment increased to $50.5 million from $25.7 million in the prior year. Excluding special items and the elimination in 2002 of goodwill and certain other intangible amortization, operating earnings increased 25.4% from a year ago, reflecting ongoing benefits from restructuring and Operational Fitness activities, partially offset by higher pension expenses.
    In the Diagnostics and Information Group segment, sales increased 4.1% to $334.4 million in 2002. Increased sales of handheld diagnostics products to U.S. dealers, led by the success of new products, and the introduction of handheld products in the U.K. were partially offset by the weak market demand for big-box diagnostics. Continued growth in information products also contributed to the sales gain.
    Operating earnings in the Diagnostics and Information Group segment grew to $23.3 million from $8.3 million in 2001, largely reflecting the sales improvement and the success of new products, as well as a lessened impact from special items and the elimination of goodwill and certain other intangible amortization, partially offset by higher pension expense and increased new product development costs.
    "Thanks to the dedication of our employees and dealers, we made a great deal of progress in transforming our structure, improving our processes and systems, and strengthening our franchised dealer network, despite the difficult business environment in 2002," said Elliott. "Through their efforts, we believe we have created a new level of collaboration and built on what was already a strong foundation for future growth."

    Outlook

    Snap-on, in 2003, expects to continue to emphasize the consistent and broad application of its Driven to Deliver(TM) business process and, in particular, the implementation of lean operating practices. Snap-on expects to achieve its long-term success by building on its strong brands, its culture of innovation and its tradition of excellent customer service.
    Executing the Driven to Deliver business disciplines, Snap-on expects to better capitalize on its available sales opportunities and strengthen profitability in 2003. Generating strong cash flow and further strengthening its balance sheet will continue to be key priorities for Snap-on throughout 2003.
    At the present time, Snap-on sees continued steady tool demand by vehicle-service technicians, but little indication for general economic improvement early in 2003. Based on this economic outlook for the industrial and capital goods marketplace, and assuming no change in geopolitical conditions or oil and gasoline prices, continued steady end-user demand in the dealer business, the continued introduction of successful new products, and ongoing savings from its restructuring and Operational Fitness initiatives, Snap-on expects to achieve higher sales and improved profitability in 2003 leading to an approximate 10%-15% increase in per share earnings for the full year. Additionally, Snap-on's 2003 fiscal year contains 53 weeks.
    The full-year earnings expectation considers that Snap-on will incur higher expenses for retirement and insurance costs of approximately $22 million, continue to invest in new product development and continue to incur costs to implement business and process improvements identified through the adoption of lean operating practices and other rationalization activities. This full-year earnings expectation also considers that Snap-on will continue to experience U.S. dealer inventory reductions through the first half of 2003. As a result, Snap-on expects a substantial part of its full-year earnings growth to occur in the second half of 2003. Given that higher year-over-year retirement, insurance and new product development expenses are expected to be incurred at the beginning of 2003, coupled with the continued emphasis on dealer inventory reduction, first-quarter 2003 earnings per share could approximate a level of reported net earnings similar to the $0.37 per share in the first quarter of 2002.
    "We remain cautious regarding the potential for a recovery in the industrial sector in 2003," said Elliott. "However, we believe Snap-on is well positioned to take advantage of the opportunities when a recovery takes place. Our improvements have created the potential for leverage in the business, and we continue to place emphasis on accelerating internal growth."

    A discussion of this announcement will be webcast today at 10 a.m. CST, and a replay will be available for approximately one week. To access the audio presentation, go to www.snapon.com, click on the Investor Information tab at the top of the page and then on Presentations in the menu on the left. There you will see the link to the call. Additional detail on the quarter and full year is also available in the analyst bulletin located on the Snap-on Web site.

    Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostic and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 13,100 people worldwide.

    Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "believes," "targets," "anticipates" or "encouraged by" or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Those important factors include the validity of the assumptions and bases set forth above and the timing and progress with which Snap-on can continue to achieve further cost benefits from its restructuring and other Operational Fitness initiatives; Snap-on's capability to retain and attract dealers, and effectively implement new programs; the capture of new business; the success of new products and other Profitable Growth initiatives; Snap-on's ability to withstand external negative factors including terrorist disruptions on business; a change in regulatory reporting requirements; changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies, including war; and the absence of significant changes in inflation, the current competitive environment, energy supply or pricing, legal proceedings, supplier disruptions, currency fluctuations or the material worsening of economic and political situations around the world.
    These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release.

    For additional information, visit www.snapon.com.

                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                           Fourth Quarter Ended        Year Ended
                           --------------------    -------------------
                            Dec. 28,   Dec. 29,     Dec. 28,  Dec. 29,
                              2002       2001         2002      2001
                           --------------------    -------------------
Net sales                  $ 549.5    $ 534.6      $2,109.1  $2,095.7

Cost of goods sold          (299.5)    (291.0)     (1,144.2) (1,146.7)
Operating expenses          (201.3)    (241.3)       (799.2)   (848.7)
                           ---------  ---------    --------- ---------
                              48.7        2.3         165.7     100.3

Net finance income            11.3        8.0          37.7      35.7
Restructuring and
 other non-recurring items     1.3      (17.0)         (5.1)    (49.4)
Interest expense              (6.5)      (8.3)        (28.7)    (35.5)
Other income (expense) - net  (3.1)      (3.0)         (8.4)     (3.5)
                           ---------  ---------    --------- ---------

Earnings (loss) before
 income taxes                 51.7      (18.0)        161.2      47.6
Income tax expense (benefit)  18.6       (0.6)         58.0      26.1
                           ---------  ---------    --------- ---------

Earnings (loss) before
 cumulative effect         $  33.1    $ (17.4)     $  103.2  $   21.5

Cumulative effect of a
 change in accounting
 principle, net of tax         -          -             2.8      (2.5)
                           ---------  ---------    --------- ---------

Net earnings (loss)        $  33.1    $ (17.4)     $  106.0  $   19.0
                           =========  =========    ========= =========


Earnings (loss) per
 share - basic:
  Earnings (loss) before
   cumulative effect       $  0.57    $ (0.30)     $   1.77  $   0.37
  Cumulative effect of a
   change in accounting
   principle, net of tax       -          -            0.05     (0.04)
                           ---------  ---------    --------- ---------
  Net earnings (loss)      $  0.57    $ (0.30)     $   1.82  $   0.33
                           =========  =========    ========= =========

Earnings (loss) per
 share - diluted:
  Earnings (loss) from
   continuing operations   $  0.56    $ (0.30)     $   1.76  $   0.37
  Cumulative effect of a
   change in accounting
   principle, net of tax       -          -            0.05     (0.04)
                           ---------  ---------    --------- ---------
  Net earnings (loss)      $  0.56    $ (0.30)     $   1.81  $   0.33
                           =========  =========    ========= =========

Weighted-average
 shares outstanding:
  Basic                       58.3       57.9          58.2      57.9
  Effect of dilutive options   0.3          -           0.3       0.2
                           ---------  ---------    --------- ---------
  Diluted                     58.6       57.9          58.5      58.1
                           =========  =========    ========= =========


                         SNAP-ON INCORPORATED
        Net Sales and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                           Fourth Quarter Ended         Year Ended
                           --------------------    -------------------
                            Dec. 28,   Dec. 29,     Dec. 28,  Dec. 29,
                              2002       2001         2002      2001
                           --------------------    -------------------

Net Sales:
  Snap-on Dealer Group     $ 267.5    $ 272.6      $1,055.1  $1,050.8
  Commercial and
   Industrial Group          271.3      245.4       1,028.3   1,015.7
  Diagnostics and
   Information Group          78.9       84.6         334.4     321.2
                           ---------  ---------    --------- ---------
    Segment net sales        617.7      602.6       2,417.8   2,387.7

  Intersegment eliminations  (68.2)     (68.0)       (308.7)   (292.0)
                           ---------  ---------    --------- ---------

  Total net sales          $ 549.5    $ 534.6      $2,109.1  $2,095.7
                           =========  =========    ========= =========


Operating Earnings:
  Snap-on Dealer Group     $  24.1    $  34.0      $   91.9  $  122.9
  Commercial and
   Industrial Group           18.9        4.7          50.5      25.7
  Diagnostics and
   Information Group           5.7        7.8          23.3       8.3
                           ---------  ---------    --------- ---------
    Segment operating
     earnings                 48.7       46.5         165.7     156.9

Net finance income            11.3        8.0          37.7      35.7
Restructuring and other
 non-recurring items           1.3      (17.2)         (5.1)    (62.0)
Arbitration resolution         -        (44.0)          -       (44.0)
Interest expense              (6.5)      (8.3)        (28.7)    (35.5)
Other income (expense) net    (3.1)      (3.0)         (8.4)     (3.5)
                           ---------  ---------    --------- ---------

Earnings (loss) before
 income taxes              $  51.7    $ (18.0)     $  161.2  $   47.6
                           =========  =========    ========= =========


                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)

                                         December 28,     December 29,
                                            2002             2001
                                         ------------     ------------

Assets
  Cash and cash equivalents                $   18.4         $    6.7
  Accounts receivable - net of allowances     556.2            572.8
  Inventories                                 369.9            375.2
  Prepaid expenses and other assets           106.5            142.3
                                         ------------     ------------
      Total current assets                  1,051.0          1,097.0

  Property and equipment - net                330.2            327.7
  Deferred income tax benefits                 60.9             27.7
  Goodwill - net                              366.4            331.2
  Other intangibles - net                      65.7             60.7
  Other assets                                119.9            130.0
                                         ------------     ------------

      Total Assets                         $1,994.1         $1,974.3
                                         ============      ===========


Liabilities
  Accounts payable                         $  170.9         $  141.2
  Notes payable and current
   maturities of long-term debt                56.4             29.1
  Accrued compensation                         44.4             58.7
  Dealer deposits                              46.1             42.0
  Deferred subscription revenue                42.5             45.0
  Other accrued liabilities                   192.1            233.4
                                         ------------     ------------
      Total current liabilities               552.4            549.4

  Long-term debt                             304.3             445.5
  Deferred income taxes                       33.6              24.7
  Retiree health care benefits                94.0              92.7
  Pension liability                          136.6              54.5
  Other long-term liabilities                 42.8              31.7
                                         ------------     ------------
      Total Liabilities                    $1,163.7         $1,198.5

Shareholders' Equity
  Common stock - $1 par value              $   66.9         $   66.8
  Additional paid-in capital                   72.9            108.0
  Retained earnings                         1,064.2          1,014.7
  Accumulated other
   comprehensive income (loss)               (123.8)          (120.6)
  Grantor stock trust at fair market value   (147.5)          (203.0)
  Treasury stock at cost                     (102.3)           (90.1)
                                         ------------     ------------
      Total Shareholders' Equity           $  830.4         $  775.8
                                         ------------     ------------

      Total Liabilities and
       Shareholders' Equity                $1,994.1         $1,974.3
                                         ============     ============


                         SNAP-ON INCORPORATED
              Notes to Consolidated Financial Statements
                              (unaudited)


1. Snap-on has prepared the following supplemental financial data to provide additional information and a reconciliation of the amounts presented and discussed in this press release. The supplemental data illustrates the impact on Snap-on's results of operations of the restructuring, non-recurring (including restructuring-related costs) and other non-comparable items (collectively, "special items") incurred by Snap-on in the fourth-quarter and full-year periods of 2002 and 2001.


                Fourth Quarter Ended          Fourth Quarter Ended
                 December 28, 2002             December 29, 2001
           ----------------------------- -----------------------------
(Amounts in                     Before                       Before
 millions,     As     Special   Special      As     Special   Special
 except EPS)Reported   Items     Items    Reported   Items     Items
           --------- --------- --------- --------- --------- ---------

Net sales  $  549.5  $    -    $  549.5  $  534.6  $      -  $  534.6
Cost of
 goods sold  (299.5)      -      (299.5)   (291.0)     (0.2)   (290.8)
Operating
 expenses    (201.3)    4.6      (205.9)   (241.3)    (48.3)   (193.0)
           --------- --------- --------- --------- --------- ---------
               48.7     4.6        44.1       2.3     (48.5)     50.8
Net finance
 income        11.3       -        11.3       8.0         -       8.0
Restructuring
 and other
 non-recurring
 items          1.3     1.3           -     (17.0)    (17.0)        -
Interest
 expense       (6.5)      -        (6.5)     (8.3)        -      (8.3)
Other income
 (expense)
  - net        (3.1)      -        (3.1)     (3.0)        -      (3.0)
           --------- --------- --------- --------- --------- ---------

Earnings (loss)
 before
 income
 taxes         51.7     5.9        45.8     (18.0)    (65.5)     47.5
Income tax
 expense
 (benefit)     18.6     2.1        16.5      (0.6)    (18.0)     17.4
           --------- --------- --------- --------- --------- ---------

Net earnings
 (loss)    $   33.1  $  3.8    $   29.3  $  (17.4) $  (47.5) $   30.1
           ========= ========= ========= ========= ========= =========

Earnings
 (loss) per
 share -
 diluted   $   0.56  $ 0.06    $   0.50  $  (0.30) $  (0.82) $   0.52


    Snap-on's operating results for the fourth quarter of 2002 include a net $4.6 million pretax benefit from the favorable resolution of a patent infringement matter partially offset by a provision for certain contractual matters. The $4.6 million benefit is included as a reduction of "Operating expenses" in the Consolidated Statements of Earnings.

    Snap-on recorded to income $1.3 million pretax for the reduction of restructuring reserves, net of additional charges incurred during the fourth quarter of 2002. Snap-on recorded $3.6 million of additional restructuring charges for severance costs to effect further workforce reductions, and Snap-on also incurred $1.5 million of restructuring-related charges for costs associated with completing its fiscal 2001 restructuring initiatives. The initial 2001 restructuring actions and cost estimates were based on management's best business judgment under prevailing circumstances. Subsequent modifications and adjustments to the initial 2001 restructuring actions and cost estimates resulted in the reversal of $6.4 million of excess restructuring reserves to income in the fourth quarter of 2002. As of December 28, 2002, Snap-on has completed its 2001 restructuring actions and all costs related to these actions have been incurred. The completion of the 2001 restructuring initiatives has resulted in the consolidation or closure of 32 facilities, asset write-downs and, combined with other operational activities, an 8.4% reduction in workforce.

    Operating expenses for the fourth quarter of 2001 includes $48.3 million in pretax special items, including $44.0 million for the resolution of an arbitration matter that includes patents and $3.0 million for related legal costs, as well as $1.3 million for a revised estimate of costs related to the termination of a European supplier agreement.

    Snap-on recorded pretax restructuring and other non-recurring charges of $17.2 million ($0.2 million of which is in "Cost of goods sold") in the fourth quarter of 2001 related to the consolidation or closure of nine facilities, related asset write-downs and severance costs for the elimination of 340 positions.


                   Year Ended                    Year Ended
                 December 28, 2002              December 29, 2001
           ----------------------------- -----------------------------
(Amounts in                     Before                        Before
 millions,    As      Special   Special      As     Special   Special
 except EPS)Reported   Items     Items    Reported   Items     Items
           --------- --------- --------- --------- --------- ---------

Net sales  $2,109.1  $    -    $2,109.1  $2,095.7  $    -    $2,095.7
Cost of
 goods sold(1,144.2)      -    (1,144.2) (1,146.7)    (14.1) (1,132.6)
Operating
 expenses    (799.2)    2.0      (801.2)   (848.7)    (56.9)   (791.8)
           --------- --------- --------- --------- --------- ---------
              165.7     2.0       163.7     100.3     (71.0)    171.3
Net finance
 income        37.7       -        37.7      35.7         -      35.7
Restructuring
 and other
 non-recurring
 items         (5.1)   (5.1)          -     (49.4)    (49.4)        -
Interest
 expense      (28.7)      -       (28.7)    (35.5)        -     (35.5)
Other income
 (expense)
 - net         (8.4)      -        (8.4)     (3.5)        -      (3.5)
           --------- --------- --------- --------- --------- ---------

Earnings (loss)
 before
 income
 taxes        161.2    (3.1)      164.3      47.6    (120.4)    168.0
Income tax
 expense
 (benefit)     58.0    (1.1)       59.1      26.1     (35.2)     61.3
           --------- --------- --------- --------- --------- ---------
Earnings (loss)
 before
 cumulative
 effect    $  103.2  $ (2.0)   $  105.2  $   21.5  $  (85.2) $  106.7
Cumulative
 effect of
 a change in
 accounting
 principle,
 net of tax     2.8       -         2.8      (2.5)        -      (2.5)
           --------- --------- --------- --------- --------- ---------

Net earnings
 (loss)    $  106.0  $ (2.0)   $  108.0  $   19.0  $  (85.2) $  104.2
           ========= ========= ========= ========= ========= =========

Earnings (loss)
 per share -
 diluted:
  Earnings
   (loss)
   before
   cumulative
   effect  $   1.76  $(0.04)   $   1.80  $   0.37  $  (1.47) $   1.84
  Cumulative
   effect,
   net of tax  0.05       -        0.05     (0.04)        -     (0.04)
           --------- --------- --------- --------- --------- ---------
  Net
   earnings
   (loss)  $   1.81  $(0.04)   $   1.85  $   0.33  $  (1.47) $   1.80
           ========= ========= ========= ========= ========= =========

    In 2002, Snap-on recorded a net $4.6 million pretax benefit from the favorable resolution of a patent infringement matter partially offset by a provision for certain contractual matters. The $4.6 million benefit was partially offset by $2.6 million of bad debt expense for the write-down of a receivable related to the closure of auto service centers associated with a major retailer's bankruptcy. The $2.0 million combined net pretax impact of these items is included as a reduction of "Operating expenses" in the Consolidated Statements of Earnings.

    Snap-on recorded pretax restructuring and other non-recurring charges of $5.1 million in 2002, including $3.6 million of additional restructuring charges for severance costs to effect further workforce reductions, and $7.9 million of restructuring-related charges for costs associated with completing its fiscal 2001 restructuring initiatives and for costs associated with the 2002 resignation of Snap-on's former chief financial officer. The initial 2001 restructuring actions and cost estimates were based on management's best business judgment under prevailing circumstances. Subsequent modifications and adjustments to the initial 2001 restructuring actions and cost estimates resulted in the reversal of $6.4 million of excess restructuring reserves to income in the fourth quarter of 2002. As of December 28, 2002, Snap-on has completed its 2001 restructuring actions and all costs related to these actions have been incurred.

    Snap-on recorded pretax charges of $58.4 million in 2001, including $1.5 million in "Cost of goods sold" for the write-down of inventory associated with the termination of a European supplier agreement, and $56.9 million in "Operating expenses." The $56.9 million of charges in "Operating expenses" includes $44.0 million for the resolution of an arbitration matter that includes patents and $3.0 million for related legal costs; $5.9 million for costs associated with terminating the European supplier agreement; and $4.0 million for emissions-related bad debts and other costs.

    Snap-on recorded pretax restructuring and other non-recurring charges of $62.0 million in 2001 ($12.6 million of which is in "Cost of goods sold"), including $41.0 million for the consolidation or closure of facilities, asset write-downs, non-cancelable lease commitments, severance and costs for exit-related legal and professional services; $8.4 million for management transition costs associated with the April 2001 retirement of Snap-on's former president and chief executive officer; restructuring-related inventory write-downs of $2.3 million; and $10.3 million for additional inventory write-downs and warranty costs associated with the December 2000 announced exiting of an unprofitable segment of the emissions-testing business.

2. In the first quarter of 2002, Snap-on recorded a cumulative effect of a change in accounting principle transition adjustment of $2.8 million, on both a pretax and after-tax basis, from the recognition of negative goodwill as prescribed by Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Snap-on adopted SFAS No. 142 at the beginning of its 2002 fiscal year.

    In accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," Snap-on recorded a transition adjustment at the beginning of its 2001 fiscal year to recognize its derivative instruments at fair value and to recognize the difference between the carrying values and fair values of related hedged assets upon adoption. The cumulative effect of this transition adjustment was to decrease reported net earnings in 2001 by $2.5 million after tax related to a hedge strategy that did not qualify for hedge accounting under SFAS No. 133.

3. Snap-on's full-year effective tax rate, before cumulative effect of changes in accounting principle in both years, was 36.0% in 2002, as compared to 54.8% in 2001. The effective tax rate in 2001 was adversely impacted as approximately $25 million of restructuring and other expenses were incurred in various foreign jurisdictions that were not tax benefited.

4. Snap-on adopted SFAS No. 142, "Goodwill and Other Intangible Assets," at the beginning of its 2002 fiscal year, and Snap-on ceased amortizing goodwill and certain other intangibles as prescribed by this statement. Following is a reconciliation of net income and earnings per share for the fourth-quarter and full-year periods ended December 29, 2001, reflecting the impact of this standard on prior-year reported results.

                                     Fourth Quarter       Year
                                         Ended            Ended
(Amounts in millions, except EPS)  December 29, 2001 December 29, 2001
                                   ----------------- -----------------
Earnings (loss) before
 cumulative effect of a
 change in accounting principle
 as reported                            ($17.4)            $21.5
  Goodwill amortization, net of tax        3.0              11.9
  Trademark amortization, net of tax       0.2               0.8
                                   ----------------- -----------------
Adjusted earnings (loss) before
 cumulative effect item                 ($14.2)            $34.2
                                   ================= =================

Net earnings (loss) as reported         ($17.4)            $19.0
  Goodwill amortization, net of tax        3.0              11.9
  Trademark amortization, net of tax       0.2               0.8
                                   ----------------- -----------------
Adjusted net earnings (loss)            ($14.2)            $31.7
                                   ================= =================


Earnings (loss) per share before
 cumulative effect item -
 basic and diluted:
  As reported                           ($0.30)            $0.37
  As adjusted                           ($0.24)            $0.59

Net earnings (loss) per share
 - basic and diluted:
  As reported                           ($0.30)            $0.33
  As adjusted                           ($0.24)            $0.55

    CONTACT: Snap-on Incorporated
             Richard Secor (Media), 262/656-5561
             William Pfund (Investors), 262/656-6488

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